EXHIBIT 99.1


FOR IMMEDIATE RELEASE
Contact:
Scott D. Kantor
Vice President, Finance
LeCroy Corporation
Tel:  845-425-2000


                          LECROY REPORTS SHARPLY HIGHER
                    OPERATING INCOME IN SECOND FISCAL QUARTER

     IMPROVED DEMAND ENVIRONMENT AND SUCCESSFUL NEW PRODUCT STRATEGY RESULT
                   IN HIGHEST ORDER VOLUME IN PAST 11 QUARTERS


CHESTNUT RIDGE, NY, JANUARY 14, 2004 - LeCroy Corporation (NASDAQ: LCRY), a major supplier of high-performance digital oscilloscopes, today announced financial results for its second fiscal quarter ended December 31, 2003.

o Product orders increased 25 percent to $31.3 million compared with $25.1 million in the second quarter of fiscal 2003, and grew 15 percent sequentially from $27.2 million in the first quarter of fiscal 2004.

o Revenues rose 12 percent to $29.8 million from $26.6 million in the second quarter last year.

o Gross margin increased to 57 percent, compared with 44 percent in the second quarter last year, which included a $2.3 million charge for impaired intangible assets.

o Operating income was $3.0 million, compared with an operating loss of $2.1 million in the second quarter of fiscal 2003 and increased 47 percent sequentially from the $2.0 million reported in the first quarter of fiscal 2004.

o Net income was $1.9 million compared with a net loss of $1.3 million one year ago.

o Income per diluted share applicable to common stockholders was $0.18 compared with a loss per diluted share applicable to common stockholders one year ago of ($0.18) after charges for the Preferred Stock dividend and the accretion for the value of fully exercisable warrants.


COMMENTS ON THE SECOND QUARTER

"LeCroy's excellent second-quarter performance resulted from strong product demand coupled with our progress in enhancing operational efficiencies during the past year," said President and Chief Executive Officer Tom Reslewic. "Total product orders increased to their highest point in the past 11 quarters, we posted 57% gross margins and we concluded the quarter with the strongest backlog in 11 quarters."


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 LeCroy Reports Second-Quarter Results / 2


"The Company's second-quarter order growth was driven by new products, improved sales management and stronger demand across all of our geographic and vertical markets," continued Reslewic. "Orders were exceptionally strong in the US and Europe, where we had 30 percent and 28 percent growth, respectively, compared with the second quarter last year. Asia Pacific orders grew 18 percent compared with one year ago on continued success in China and strengthening demand in Japan."

"We enjoyed solid demand in all four of our vertical markets during the second quarter," said Reslewic. "In Computers and Semiconductors, innovative serial data communications applications are driving sales of our high-end Serial Data Analyzer (SDA) products. Orders in the Data Storage market accelerated in line with the increasing use of hard disk drives in emerging consumer electronics applications. Growth in the Automotive sector was driven by the rising deployment of digital processing, fiber optics and telemetry in new automotive designs. And wider applications for digital technologies for communications and intelligence generated order growth in the Government and Military market."

"Our strategy is to leverage this strong demand with frequent and meaningful product introductions, and we made excellent progress executing on this strategy during the second quarter," said Reslewic. "We successfully launched both the WaveRunner 6000 series and the enhanced versions of our previously well-received SDAs, posting record SDA orders and 31 percent sequential growth in WaveRunner unit orders. More than 86 percent of our second-quarter orders were for products introduced in the past 24 months. During the next several quarters we plan to launch additional new oscilloscope products at both the high and low ends of our current product offering."

"Our earlier investments in our sales management operating system and sales force restructuring resulted in improved order generation, forecasting, management reporting and, most important, linearity during the second quarter," said Reslewic. "LeCroy's ending backlog approximately doubled from a year ago, and two-thirds of our orders were generated during the first two months of the second quarter. We have substantially improved both our efficiency and our ability to focus selling resources where growth prospects are strongest."

"In addition, we enhanced LeCroy's performance on a variety of operational and financial fronts during the second quarter," said Reslewic. "Although we introduced major products, margins remained strong as a result of the higher ASPs and revenue growth associated with products launched in previous quarters, as well as greater operational efficiency. We also continued to be successful in managing working capital. We continued to reduce our inventory levels, and we reduced accounts receivable to approximately 57 days compared with 72 days a year ago. We increased our cash by $6.9 million during the second quarter before repaying $5 million of the $10 million of bank debt that was outstanding at September 30, 2003, as we continued working toward returning LeCroy to its traditional debt-free position."


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 LeCroy Reports Second-Quarter Results / 3


SIX-MONTH RESULTS

For the six months ended December 31, 2003, LeCroy reported revenues of $57.2 million and operating income of $5.0 million. For the six months ended December 31, 2002, the Company reported revenues of $51.6 million and an operating loss of $4.7 million, which included charges of $2.7 million for severance and $2.3 million for impaired intangible assets.

Net income for the six months ended December 31, 2003, was $3.0 million, resulting in a ($0.45) loss per diluted share applicable to common stockholders after the $7.7 million premium paid to repurchase all outstanding shares of the Series A Redeemable Convertible Preferred Stock in the first quarter of 2004. For the six months ended December 31, 2002, the Company reported a net loss of $3.1 million, resulting in a ($0.40) loss per diluted share applicable to common stockholders after charges for the Preferred Stock dividend and the accretion for the value of fully exercisable warrants.


BUSINESS OUTLOOK AND FINANCIAL GUIDANCE

"This was a very impressive quarter for LeCroy," said Reslewic. "The direction of the oscilloscope market, together with LeCroy's strong position within this market, suggest the environment will remain favorable in the third quarter. Demand remains healthy across the board, our product portfolio is strong and getting stronger, and the LeCroy organization is lean, well-capitalized and focused."

"We believe this strong momentum will enable us to offset the seasonal slowness we typically see in the third quarter," said Reslewic. "Consequently, we expect LeCroy's third-quarter results to be essentially flat with the levels posted for the second quarter," concluded Reslewic. "Third-quarter revenues are anticipated to be approximately $30 million. We expect operating income to be approximately $3 million."


CONFERENCE CALL INFORMATION

LeCroy Corporation will conduct a conference call to discuss the information contained in this news release today, Wednesday, January 14, 2004 at 10:00 a.m.
(ET). Investors who want to hear a webcast of the call should log onto www.lecroy.com and select "Investor Relations" at least 15 minutes prior to the broadcast. Investors should then follow the instructions provided to assure that the necessary audio applications are downloaded and installed. The call will be archived on the Investor Relations section of www.lecroy.com.


ABOUT LECROY CORPORATION

LeCroy Corporation (NASDAQ:LCRY) makes the world's most advanced instruments for analyzing complex electronic signals. The Company's core products are high-performance digital oscilloscopes used by design engineers in the computer, semiconductor, data storage, automotive and industrial sectors, as well as at government and military labs. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" - capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. Targeting a growing billion-dollar global market, LeCroy meets a broad spectrum of customer needs with three lines of digital oscilloscopes, and distributes these products through a worldwide direct sales organization. LeCroy is headquartered in Chestnut Ridge, New York, and Company information is available at www.lecroy.com.

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 LeCroy Reports Second-Quarter Results / 4

SAFE HARBOR

This release contains forward-looking statements pertaining to the Company's business outlook and financial guidance for the third quarter of fiscal 2004, the Company's ability to launch new products successfully, the Company's ability to increase market share and increase its addressable market, and increase its expenditures for research and development and sales and marketing, as well as other estimates relating to future operations. All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company's ability to anticipate changes in the market, the availability and timing of funding for the Company's current products, the development of future products and the Company's ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation's business is described in the Company's reports on file with the SEC.


CONDENSED FINANCIAL INFORMATION FOLLOWS . . .




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LeCroy Reports Second-Quarter Results / 5


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                                                 LECROY CORPORATION
                                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


--------------------------------------------------------------------------------------------------------------------------
                                                                 Three months ended               Six months ended
                                                                    December 31,                    December 31,
In thousands, except per share data                             2003            2002            2003            2002
--------------------------------------------------------------------------------------------------------------------------
                                                           (Unaudited)      (Unaudited)     (Unaudited)     (Unaudited)
Revenues:
    Digital oscilloscopes and related products              $ 27,019        $ 24,382        $ 51,624        $ 46,855
    Service and other                                          2,752           2,255           5,566           4,773
                                                            --------        --------        --------        --------
         Total revenues                                       29,771          26,637          57,190          51,628

Cost of sales                                                 12,807          15,007          24,654          27,397
                                                            --------        --------        --------        --------
         Gross profit                                         16,964          11,630          32,536          24,231

Operating expenses:
    Selling, general and administrative                       10,219           9,363          20,092          20,053
    Research and development                                   3,781           4,358           7,465           8,870
                                                            --------        --------        --------        --------
         Total operating expenses                             14,000          13,721          27,557          28,923

Operating income (loss)                                        2,964          (2,091)          4,979          (4,692)

    Other income (expense), net                                   80             (47)           (242)           (151)
                                                            --------        --------        --------        --------
Income (loss) before income taxes                              3,044          (2,138)          4,737          (4,843)
    Provision for (benefit from) income taxes                  1,126            (791)          1,752          (1,792)
                                                            --------        --------        --------        --------
Net income (loss)                                              1,918          (1,347)          2,985          (3,051)

Charges related to convertible preferred stock                     -             517               -           1,032
Redemption of convertible preferred stock                          -               -           7,665               -
                                                            --------        --------        --------        --------
Net income (loss) applicable to common stockholders          $ 1,918        $ (1,864)       $ (4,680)       $ (4,083)
                                                            ========        ========        ========        ========

Income (loss) per common share
 applicable to common stockholders:
              Basic                                           $ 0.18         $ (0.18)        $ (0.45)        $ (0.40)
              Diluted                                         $ 0.18         $ (0.18)        $ (0.45)        $ (0.40)

Weighted average number of common shares:
              Basic                                           10,498          10,340          10,456          10,332
              Diluted                                         10,829          10,340          10,456          10,332



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LeCroy Reports Second-Quarter Results / 6

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                                            LeCROY CORPORATION
                                   CONDENSED CONSOLIDATED BALANCE SHEETS


----------------------------------------------------------------------------------------------------------------
                                                                 December 31,              June 30,
In thousands                                                        2003                    2003
----------------------------------------------------------------------------------------------------------------
                                                                (Unaudited)

                             ASSETS
Current assets:
         Cash and cash equivalents                               $  23,091               $  30,851
         Accounts receivable, net                                   18,521                  20,523
         Inventories, net                                           23,098                  24,720
         Other current assets                                       12,688                  10,012
                                                                 ---------               ---------
                  Total current assets                              77,398                  86,106

Property and equipment, net                                         19,387                  20,021
Other assets                                                        13,693                  16,025
                                                                 ---------               ---------

TOTAL ASSETS                                                     $ 110,478               $ 122,152
                                                                 =========               =========

              LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
         Short-term borrowings                                   $   5,000               $      -
         Accounts payable                                           10,802                  10,937
         Accrued expenses and other liabilities                     12,840                  12,338
                                                                 ---------               ---------
                  Total current liabilities                         28,642                  23,275

Deferred revenue and other non-current liabilities                   2,106                   3,028
                                                                 ---------               ---------
                  Total liabilities                                 30,748                  26,303

Redeemable convertible preferred stock                                   -                  15,335

Stockholders equity                                                 79,730                  80,514
                                                                 ---------               ---------

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY                        $ 110,478               $ 122,152
                                                                 =========               =========

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